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                                                                  EXHIBIT (a)(5)

FOR IMMEDIATE RELEASE

              COMPUTER SCIENCES DETAILS STRONG GROWTH EXPECTATIONS

       OFFER BY COMPUTER ASSOCIATES DOES NOT REPRESENT FAIR VALUE FOR CSC

EL SEGUNDO, CALIF., MARCH 4, 1998 - Computer Sciences Corporation (NYSE: CSC) (the "Company") today reiterated that Computer Associates' (NYSE: CA) tender offer of $108 per share for CSC stock falls far short of rewarding stockholders for the value of the Company. To support the Company's position, CSC filed forward-looking statements with the Securities and Exchange Commission ("SEC") earlier today.

Van B. Honeycutt, Chairman, President and CEO, and Leon J. Level, Vice President and Chief Financial Officer, will meet today in New York City with financial analysts as part of CSC's effort to provide its stockholders with information regarding the Company's performance expectations.

"As the target of an unwanted hostile takeover attempt by CA, we are in an extraordinary situation," said Honeycutt. "Our stockholders are entitled to know specifically what lies behind our conviction that Computer Associates' bid falls far short of rewarding our stockholders for the underlying value of Computer Sciences."

The Company's internal fiscal 1998 financial forecast, fiscal 1999 preliminary budget and fiscal 2000 financial model are summarized as follows:

                                      Fiscal 1998      Fiscal 1999      Fiscal 2000
                                       Financial      Preliminary        Financial
($ in millions, except EPS)            Forecast          Budget            Model
                                       --------          ------            -----
Revenue                                 $6,576           $7,826            $9,313

Earnings before interest, income
taxes, depreciation, amortization
and special items ("EBITDA")              843             1,025            1,276

Earnings per share, before
special items                            3.43             4.20              5.55

Earnings per share                       3.41             4.12              5.55

The fiscal 1998 financial forecast includes ten months' actual results and two months' forecast. Fiscal 1999 amounts represent the consolidated preliminary budget accumulated from the business-unit level in the normal course of the Company's financial planning. The financial model for fiscal 2000 is based on historical performance and

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current expectations for revenue growth, operating margins and capital investment by operating unit. Earnings per share amounts do not reflect the two-for-one stock split, in the form of a 100 percent stock dividend, payable on March 23, 1998. The forward-looking statements contained herein assume no significant acquisitions by CSC and do not take into account the potential impact of CA's offer on CSC's business.

Level said that CSC expects growth in the current fiscal year (which ends April 3, 1998) of 18 percent in earnings per share, before special items, to $3.43, which is in the upper range of analyst estimates. The fiscal 1998-2000 financial information presented above represents three-year compound annual growth rates of 18.4 percent for revenues and 21.1 percent for EBITDA. These growth rates are well within the three-year compound annual growth rates for fiscal years 1995-1997 of 24.7 percent for revenues and 29.2 percent for EBITDA.

"We have won or implemented $6.7 billion in large outsourcing contracts over the past twelve months, and our new business development pipeline is full. We have a high level of confidence that we will win a significant percentage of the opportunities we are currently seeking," Level said.

Honeycutt said: "We are also seeing considerable internal growth in our vertical business groups and in such areas as Year 2000 services, enterprise-wide solutions and electronic commerce. The visibility of such strong growth has the potential to effect significant appreciation in our stock price and underscores the inadequacy of the CA offer, particularly when compared with valuation multiples found in the marketplace generally and in other takeover transactions."

The forward-looking statements contained herein are based on a number of assumptions and are subject to uncertainties and risks set forth in Amendment No. 4 to Schedule 14D-9 filed with the SEC this morning. CSC cautioned that developments outside the Company's control can have a material effect on results of operations and urged readers to carefully consider the assumptions, uncertainties and risks described in the Company's SEC filing.

CSC provides clients with a wide range of professional services, including management consulting, information systems consulting and integration, and operations support. The Company has more than 44,000 employees in nearly 600 offices worldwide. For the 12 months ended December 26, 1997, CSC had $6.3 billion in revenue. More information about CSC is available at http://www.csc.com.


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INFORMATION CONCERNING PARTICIPANTS

CSC, the members of its Board of Directors, and certain other employees of CSC may be deemed to be participants in the solicitation of proxies, as such terms are defined in the rules of the Securities and Exchange Commission. The Board of Directors consists of the following persons, each of whom owns, directly or indirectly, or has the right to acquire, the number of shares of CSC common stock set forth after his or her name: Irving W. Bailey, II (2,000 shares of common stock, 2,289 restricted stock units or options), Van B. Honeycutt (37,242 shares of common stock, 409,363 options), William R. Hoover (244,905 shares of common stock), Richard C. Lawton (1,500 shares of common stock), Leon J. Level (11,265 shares of common stock, 93,400 options), Thomas A. McDonnell (9,271 restricted stock units or options), F. Warren McFarlan (2,400 shares of common stock, 2,968 restricted stock units or options), James R. Mellor (600 shares of common stock, 3,245 restricted stock units or options) and William P. Rutledge (200 shares of common stock, 1,371 restricted stock units or options). In addition, the following other employees of CSC, each of whom owns, directly or indirectly, or has the right to acquire, the number of shares of CSC common stock set forth after his or her name, may engage in solicitations on behalf of
CSC: Edward P. Boykin (18,775 shares of common stock, 60,800 options), Milton E. Cooper (12,372 shares of common stock, 138,000 options), J. Spencer Davis (64 shares of common stock, 800 options), Scott M. Delanty (447 shares of common stock, 14,000 options), Gerard E. Dube (454 shares of common stock, 37,000 options), Hayward D. Fisk (276 shares of common stock, 16,400 options), J. Douglas Gray (45 shares of common stock, 67,000 options), Ronald W. Mackintosh (21,000 shares of common stock, 99,000 options), Thomas R. Madison Jr. (1,154 shares of common stock, 85,000 options), C. Bruce Plowman (599 shares of common stock, 9,200 options), Thomas C. Robinson (30,000 shares of common stock, 70,000 options), James P. Saviano (1,788 shares of common stock, 40,800 options), Arthur H. Spiegel III (41 shares of common stock, 20,000 options), Paul T. Tucker (891 shares of common stock, 25,000 options), W. Brinson Weeks (3,004 shares of common stock, 17,400 options), and Thomas Williams (18,723 shares of common stock, 43,800 options). Share, restricted stock unit and option data do not reflect the two-for-one stock split, in the form of a 100 percent stock dividend, payable on March 23, 1998. In addition, certain of the above-named directors and employees of CSC are beneficiaries of compensation and benefit plans maintained by CSC, including certain severance arrangements, which are described in the Company's Proxy Statement, dated July 2, 1997, and the Schedule 14D-9 filed with the Securities and Exchange Commission on February 26, 1998, as amended, and which provide benefits in the event of a change in control of CSC.

Goldman, Sachs & Co. ("Goldman Sachs") and J.P. Morgan & Co. ("J.P. Morgan") have been retained by CSC to act as its financial advisors with respect to the acquisition proposal which a wholly-owned subsidiary of Computer Associates International, Inc. ("CAI") has made for the stock of CSC; Goldman Sachs also has been retained as

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financial advisor to assist CSC in responding to any other acquisition proposals it may receive or any other attempts to acquire control of CSC. Pursuant to the terms of their engagement letters, Goldman Sachs and J.P. Morgan will receive the following fees for their services: (a) a quarterly retainer fee of $2,500,000 for Goldman Sachs and $1,000,000 for J.P Morgan, payable on the first day of each three-month period during which they provide such services; and (b) a fee of $10,000,000 for Goldman Sachs and $4,000,000 for J.P. Morgan (with the quarterly retainer fees paid under clause (a) above credited on a one-time basis against such fees), payable on February 11, 1999, and February 13, 1999, respectively, in the event that CAI (and, in the case of J.P. Morgan, any other person) has not, directly or indirectly, become the beneficial owner of more than 50 percent of the outstanding Shares on or prior to such date. The Goldman Sachs engagement letter also provides that in the event that CSC determines to undertake a specific transaction as referred to in such letter, Goldman Sachs will have the right to act on CSC's behalf in connection with such transaction on customary terms and conditions, including customary fee provisions. The J.P. Morgan engagement letter provides that in the event CSC determines to proceed with a sale, merger, consolidation, business combination, or certain other specified transactions, during the term of the engagement CSC will enter into an amendment to the engagement letter providing for fees to J.P. Morgan in an amount to be determined after taking into account the results obtained and the custom and practice among investment bankers acting in similar transactions. CSC has also agreed to reimburse Goldman Sachs and J.P. Morgan for their reasonable out-of-pocket expenses, including fees and expenses of counsel, and to indemnify Goldman Sachs and J.P. Morgan and certain related persons against certain liabilities in connection with their engagement.

In connection with the Goldman Sachs and J.P. Morgan engagements, CSC anticipates that Gene T. Sykes, Managing Director of Goldman Sachs, Mark Dzialga, Vice President of Goldman Sachs, Gregg R. Lemkau, Associate of Goldman Sachs, Joseph Walker, Managing Director of J.P. Morgan, David Courtney, Managing Director of J.P. Morgan, Todd Marin, Managing Director of J.P. Morgan, and Dag Skattum, Managing Director of J.P. Morgan, none of whom will receive additional compensation for such solicitation, may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders. Neither Goldman Sachs nor J.P. Morgan will receive any fee for, or in connection with, such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above. None of the above-named employees of Goldman Sachs and J.P.
Morgan owns any shares of CSC's common stock.

MEDIA CONTACT:        C. Bruce Plowman, Computer Sciences Corporation
                      (310) 615-0311
                      Robert Mead, BSMG Worldwide
                      (212) 445-8208

INVESTOR CONTACT:     J. Spencer Davis, Computer Sciences Corporation
                      (310) 615-0311